Exhibit 10.38

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

DEFERRED STOCK UNIT GRANT AGREEMENT

Auxilium Pharmaceuticals, Inc. (the “Company”) has granted you deferred stock units under the Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended and restated (the “Plan”).  The terms of the grant are set forth in this Summary of Grant, the Deferred Stock Unit Grant Agreement (the “Agreement”) attached hereto and the Plan.  You should read this Summary of Grant, the Agreement, and the Plan, to fully understand the grant.

SUMMARY OF GRANT

Grantee:	[ ]

Date of Grant:	[ ]

Number of Shares
Subject to Grant:	This grant represents the right to receive [ ] shares of Company Stock (as defined in the Plan) in the form of deferred stock units upon the satisfaction of the vesting requirements set forth below.

Vesting Schedule:

The Grantee shall become vested in the right to receive the number of shares of Company Stock set forth above on the date of the annual meeting of the Company’s stockholders next following the Date of Grant (the “Vesting Date”)* (the foregoing schedule is referred to as the “Vesting Schedule”).

Notwithstanding the Vesting Schedule, if a Change of Control (as defined in the Plan) occurs prior to the Vesting Date while the Grantee is employed by, or providing service to, the Employer (as defined in the Plan), then any of the deferred stock units that have not yet become vested shall automatically accelerate and become fully vested as of the date of such Change of Control unless the deferred stock units are assumed by, or replaced with, comparable deferred stock units or rights by the surviving corporation (or a parent or subsidiary of the surviving corporation), with a value and other rights and obligations no less or different than the original deferred stock units at the time of such assumption or replacement, subject in all respects to

*  Except as otherwise provided in a written agreement by and between the Grantee and the Company, the Grantee must be employed by, or providing service to, the Company  on the applicable Vesting Date.

the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Issuance Schedule:

One share of Company Stock shall be issued to the Grantee for each share of Company Stock that vests in the Grantee’s right to receive pursuant to the Vesting Schedule on the earliest to occur of the following: (i) the Grantee’s “separation from service” (within the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”)), (ii)  the Grantee’s death, (iii) the Grantee’s Disability (within the meaning of such term under section 409A of the Code), or (iv) a change in control event (within the meaning of such term under section 409A of the Code).

Grantee Acceptance:

By signing the acknowledgement below, the Grantee agrees to be bound by the terms and conditions of the Plan, the Deferred Stock Unit Agreement and this Summary of Grant and accepts the right to receive shares of Company Stock in accordance with the terms of this Summary of Grant, the Deferred Stock Unit Agreement and the Plan.  The Grantee will accept as binding, conclusive and final all decisions or interpretations of the Board of Directors of the Company upon any questions arising under the Plan, this Summary of Grant or the Deferred Stock Unit Grant Agreement.

The Grantee acknowledges that the Plan and the Plan prospectus are available on our intranet under “Human Resources” at http://auxlink.auxilium.com/portal/page/portal/Login; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Human Resources Department at jlarmstrong@auxilium.com or 1-484-321-2172.

Agreed and accepted:

Grantee

Date

AUXILIUM PHARMACEUTICALS, INC.

2004 EQUITY COMPENSATION PLAN

DEFERRED STOCK UNIT GRANT AGREEMENT

This DEFERRED STOCK UNIT GRANT AGREEMENT (this “Agreement”), dated as of the Date of Grant set forth in the Summary of Grant, is delivered by Auxilium Pharmaceuticals, Inc. (the “Company”) to the individual named in the Summary of Grant (the “Grantee”).

RECITALS

A.            The Auxilium Pharmaceuticals, Inc. 2004 Equity Compensation Plan, as amended and restated (the “Plan”), provides for the grant of deferred stock units in accordance with the terms and conditions of the Plan.

B.            The Board of Directors of the Company (the “Board”) has decided to make a deferred stock unit grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders.

C.            The Plan and the Plan prospectus are available on the Company’s intranet under “Human Resources” at http://auxlink.auxilium.com/portal/page/portal/Login; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Human Resources Department at jlarmstrong@auxilium.com or 1-484-321-2172.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1.             Deferred Stock Unit Grant.  Subject to the terms, restrictions and conditions set forth in the Summary of Grant, this Agreement and the Plan, the Company hereby grants to the Grantee the right to receive the shares of Company Stock in the amount and on the terms set forth in the Summary of Grant upon satisfaction of the requirements of the Vesting Schedule set forth in the Summary of Grant.  No shares of Company Stock shall be issued to the Grantee on the Date of Grant.

2.             Stockholder Rights.  Prior to the issuance, if any, of shares of Company Stock pursuant to the terms of the Summary of Grant, this Agreement and the Plan, the Grantee shall not (a) have any of the rights or privileges of, a stockholder of the Company; (b) have the right to receive any dividends or other distributions; and (c) have any interest in any fund or specific assets of the Company by reason of this Agreement.

3.             Vesting.

(a)           The Grantee shall become vested in the right to receive the shares of Company Stock subject to this Agreement upon the Grantee’s satisfaction of the requirements of the Vesting Schedule set forth in the Summary of Grant.

(b)           Except as otherwise provided in a written agreement by and between the Grantee and the Employer (as defined in the Plan), if the Grantee ceases to be employed by, or provide service to, the Employer for any reason prior to the applicable Vesting Date, the Grantee shall forfeit all rights to receive shares of Company Stock hereunder that have not yet vested and the Grantee will not have any right to receive shares of Company Stock that the Grantee has not yet become vested in the right to receive as of the date the Grantee ceases to be employed by, or provide service to, the Employer.

4.             Issuance.

(a)           The number of shares of Company Stock that the Grantee becomes vested in the right to receive in accordance with the Vesting Schedule as set forth in the Summary of Grant shall be issued to the Grantee as set forth in the Summary of Grant and a certificate representing the Company Stock shall be issued to the Grantee, free of the restrictions under Section 5 of this Agreement.

(b)           The obligation of the Company to deliver the Company Stock to the Grantee following the applicable Vesting Date shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

5.             Nonassignability of Company Stock.  During the period prior to the applicable Vesting Date, the right to receive shares of Company Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee, except as permitted under the Plan or by the Board.  Any attempt to assign, transfer, pledge or otherwise dispose of the right to receive shares of Company Stock contrary to the provisions the Summary of Grant, this Agreement and the Plan, and the levy of any execution, attachment or similar process upon the right to receive the shares, shall be null, void and without effect.

6.             Change of Control.  Except as otherwise provided in the Summary of Grant or a written agreement by and between the Grantee and the Company, (a) the provisions of the Plan applicable to a Change of Control shall apply to the right to receive the Company Stock issuable upon satisfaction of the Vesting Schedule set forth in the Summary of Grant and (b) in the event of a Change of Control, the Board may take such actions as it deems appropriate pursuant to the Plan.

7.             Grant Subject to Plan Provisions.  This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  This grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Board in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) rights and obligations with respect to withholding taxes, (b) the registration, qualification or listing of the shares, (c) changes in capitalization of the Company and (d) other requirements of applicable law.  The Board shall have the authority to interpret and construe this grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8.             Withholding.  The Employer may require that the Grantee pay to the Employer, or make other arrangements satisfactory to the Employer to provide for the payment of, any federal, state, local or other taxes that the Employer is required to withhold with respect to the grant or vesting of this grant, or the Employer may deduct from other amounts paid by the Employer the amount of any withholding taxes due with respect to this grant.  Subject to the Board’s approval, the Grantee may elect to satisfy any tax withholding obligation of the Employer with respect to this grant by having shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state, local and other tax liabilities.

9.             No Employment or Other Rights.  This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Employer and shall not interfere in any way with the right of the Employer to terminate the Grantee’s employment or service at any time.  The right of the Employer to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

10.          Company Policies.  Except as otherwise provided in a written agreement by and between the Grantee and the Employer, the Grantee agrees that the Grantee will be subject to any compensation, clawback and recoupment policies that may be applicable to the Grantee as a director of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof, whether or not approved before or after the Date of Grant.  In addition, the Grantee agrees that he/she shall comply with all rules, regulations, policies and procedures of the Company, as in effect from time to time, including the Company’s Code of Conduct and Insider Trading Policy, as amended from time to time, and any rules or policies that may be adopted by the Company from time to time to restrict or prohibit actual or perceived conflicts of interest.

11.          Assignment by Company.  The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates.  This Agreement may be assigned by the Company without the Grantee’s consent.

12.          Applicable Law.  The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws provisions thereof.

13.          Notice.  Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the Chief Executive Officer and President, with a copy to its Chief Administrative Officer and General Counsel, at the corporate headquarters of the Company, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the records of the Company, or to such other address as the Grantee may designate to the Company in writing.  Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

14.          Application of Section 409A of the Internal Revenue Code.  This Agreement, including the right to receive Company Stock upon satisfaction of the Vesting Schedule, is intended to be exempt from the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the short-term deferral exemption thereunder, and this Agreement, including the right to receive Company Stock upon the satisfaction of the Vesting Schedule, shall be interpreted on a basis consistent with such intent.

Notwithstanding any provision in this Agreement to the contrary, if the Grantee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any payments otherwise payable under this Agreement to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the payment until five (5) days after the end of the six-month period following the original payment date.  If the Grantee dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within sixty (60) days after the date of the Grantee’s death.  The determination of who is a specified employee, including the number and identity of persons considered specified employees and the identification date, shall be made by the Board in accordance with the provisions of sections 416(i) and 409A of the Code.

In no event shall the Grantee, directly or indirectly, designate the calendar year of payment.  This Agreement may be amended without the consent of the Grantee in any respect deemed by the Board to be necessary in order to preserve compliance with section 409A of the Code or other applicable law.